Exhibit 99.1

CONSOL Energy Reports Third Quarter Results;
Net Income of $119 million, or $0.52 per Diluted Share;
2015 E&P Production Guidance Increased to 325 - 330 Bcfe;
Multi-Year Sales Secured to Bring Pennsylvania
Operations to 74% Sold for 2016;
Dry Utica Shale Well in Monroe County, Ohio,
24-Hour IP Rate of 44.7 MMcf per Day

PITTSBURGH (October 27, 2015) - CONSOL Energy Inc. (NYSE: CNX) reported net income attributable to CONSOL Energy shareholders of $119 million for the quarter, or $0.52 per diluted share. This compares to a net loss attributable to CONSOL Energy shareholders of $2 million, or ($0.01) per diluted share from the year-earlier quarter. EBITDA attributable to CONSOL Energy shareholders was $374 million for the 2015 third quarter, compared to $201 million in the year-earlier quarter.

After adjusting for certain unusual items, which are listed in the EBITDA reconciliation table, the company had an adjusted net loss1 in the 2015 third quarter of $64 million, or ($0.28) per share. Adjusted EBITDA1 attributable to CONSOL Energy shareholders was $136 million for the 2015 third quarter, compared to $236 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $110 million, compared to $293 million in the year-earlier quarter.

The third quarter earnings results included the following pre-tax items related to recent transactions:

•	Recorded a $100.9 million benefit related to changes in our retiree medical (OPEB) plan;

•	Recorded a $99.1 million unrealized gain on commodity derivative instruments;

•	Recorded a $48.5 million gain on the sale of our 49% interest in the Western Allegheny Energy (WAE) joint venture with Rosebud Mining Company;

•	Recorded $7.7 million in severance expense; and

•	Recorded $3.1 million in pension settlement expense.

"Despite depressed commodity prices, CONSOL remains focused on achieving our free cash flow base plan over the next 15 months," commented Nicholas J. DeIuliis, president and CEO. "During the quarter, we beat production targets, locked in a significant percentage of our revenues for 2016 with additional gas hedges and multi-year coal contracts, significantly reduced operating costs, corporate overhead, and legacy liabilities, and accelerated our asset sale monetization program. These steps provide increased confidence in our ability to achieve our free cash flow base plan that we highlighted during our second quarter 2015 earnings call, and we are hard at work with multiple processes underway to monetize additional assets this year and into 2016. Expected proceeds will go towards reducing debt to help accelerate the separation of our Coal and E&P Divisions."

CONSOL's E&P Division achieved record production of 86.1 Bcfe, or an increase of 33% from the 64.9 Bcfe produced in the year-earlier quarter. CONSOL is increasing the lower end of its 2015 annual gas production guidance by 5 Bcfe to 325-330 Bcfe, and the company expects approximately 20% annual gas production growth for 2016. The E&P Division's total unit costs declined during the quarter to $2.63 per Mcfe, compared to $3.12 per Mcfe during the year-earlier quarter. Due to continued efficiency improvements, reductions in service costs and consumables, and the optimization of support personnel through zero-based budgeting, the E&P Division expects further reductions to capital intensity and total unit costs through 2016.

1The terms "adjusted net loss" and "adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

Marcellus Shale production volumes in the 2015 third quarter were 44.9 Bcfe, or 46% higher than the 30.7 Bcfe produced in the 2014 third quarter. Marcellus Shale costs were $2.57 per Mcfe in the just-ended quarter, which is a $0.12 per Mcfe improvement from the third quarter of 2014 costs of $2.69 per Mcfe. The company achieved all-in cash costs of $1.62 per Mcfe in the Marcellus Shale.

CONSOL Energy's Utica Shale production volumes in the 2015 third quarter were 15.3 Bcfe, up from 6.7 Bcfe in the year-earlier quarter. Utica Shale costs were $2.14 per Mcfe in the just-ended quarter, which is a $0.23 per Mcfe improvement from the third quarter of 2014 costs of $2.37 per Mcfe. CONSOL Energy's Switz 6 pad in Eastern Monroe County, Ohio, is currently under flowback directly to sales. The Switz-6D well recently showcased a 44.7 MMcf per day 24-hour flow test to sales at an average flowing casing pressure of 6,835 psi. The Switz-6D well had a lateral length of approximately 9,800 feet. The Switz-6 pad consists of four dry Utica Shale wells and one wet Marcellus Shale well with average Utica lateral lengths of 8,800 feet and a Marcellus lateral length of 6,200 feet. CONSOL owns approximately 13,000 contiguous net acres in Monroe County, Ohio.

CONSOL Energy maintains its 2016 E&P capital budget of approximately $400-$500 million, which includes $50 million for midstream capital. CONSOL expects fourth quarter 2015 E&P capital to decline significantly, when compared to the previous three quarters, due to the company laying down all operated rigs late within the third quarter. The company expects to maintain a consistent completion schedule of drilled uncompleted wells through 2016.

CONSOL's Coal Division produced 7.3 million tons in the 2015 third quarter, compared to 7.8 million tons in the year-earlier quarter. In the Virginia Operations, the company's Buchanan Mine saw metallurgical coal prices continue to decline. The Virginia Operations average sales price per ton decreased during the quarter to $51.82 per ton, compared to $70.57 per ton from the year-earlier quarter. The Pennsylvania Operations average sales price per ton decreased during the quarter to $56.99 per ton, compared to $61.35 per ton from the year-earlier quarter. However, compared to the second quarter of 2015, the Pennsylvania Operations average sales price per ton slightly increased due, in part, to lower exported spot sales in the third quarter.

"A testament to our premium assets and our coal marketing team, CONSOL continues to see a tremendous amount of contracting success in, what continues to be, a brutal coal environment," commented Nicholas J. DeIuliis, president and CEO. "The company now has a 2016 committed position of approximately 74% of total estimated Pennsylvania Operations sales tons. As highlighted by CNXC, the company now has in place multi-year commitments that secure CONSOL as the anchor supplier to the largest, most efficient, and most environmentally compliant coal power plants in the PJM and SERC regions. These power plants are expected to operate at high capacity factors for the coming years. In addition, CONSOL has secured multi-year commitments with key power plants in the upper Midwest and Southeast regions, which are markets that have historically been thought of as the domain of the Illinois, Central Appalachian, and Powder River Basins.”

The benefit related to changes in CONSOL Energy's retiree medical (OPEB) plan resulted from recent plan amendments, which will benefit the company on a recurring basis through the accelerated amortization of deferred gains associated with the plan. Due to CONSOL actively managing the OPEB liability, these amendments will result in lower operating and other coal costs in 2015, as well as lower future cash payments for OPEB. Beyond year-end 2015, CONSOL will benefit, indefinitely, through lower cash payments related to these liabilities by $15-$20 million per year.

The unrealized gain on commodity derivative instruments represents changes in fair value of all existing gas commodity hedges on a mark-to-market basis.

During the third quarter, CONSOL Energy sold its 49% interest in WAE, which resulted in a recorded gain. The sale included the conveyance of 63 million tons of coal reserves, and the transaction closed on September 30, 2015.

Severance payments resulted from zero-based budgeting and department and employee realignments, and the company does not expect additional severance payments in future quarters.

Exhibit 99.1

The pension settlement expense occurs when the lump sum distributions made for a given plan year exceed the total of the service and interest costs for that same plan year. CONSOL expects between $15-$20 million of pension settlement expense in the fourth quarter of 2015 resulting from anticipated lump sum distributions.

E&P Division:

E&P Third Quarter Summary:
Production increased by 33% in the just-ended quarter, when compared to the year-earlier quarter. Despite increased production, total quarterly outside sales revenue decreased by $56.0 million for the same period due to depressed commodity prices. During the quarter, due to oversupply within the region, natural gas liquids (NGLs) saw significant price degradation, which, in part, contributed to decreased sales revenue. Despite a reduction in revenue, the E&P Division realized net income of $30.3 million in the third quarter of 2015, compared to net income of $24.4 million in the year earlier quarter. In addition to total outside sales revenue of $202.3 million, the E&P Division also benefited from other income in the quarter including: $99 million from unrealized gain on commodity derivative instruments, $16 million from miscellaneous other income, and $1 million from a gain on the sale of assets.

CONSOL's first dry Utica Gaut 4I well in Westmoreland County, Pennsylvania, was completed in the second quarter, and the company has been conducting well flow tests to ascertain the deliverability of the reservoir and well drainage. These tests are providing critical information on pressure drawdown management and inter-lateral spacing for future Utica Shale development. CONSOL's initial 24-hour flow test to sales was 61.4 MMcf per day at an average flowing casing pressure of 7,968 psi. Over the initial 6 days of 20 MMcf per day flow test, the flowing pressure of the Gaut 4I well dropped by 400 psi and is already beginning to flatten out. Compared to a prolific Southwest Pennsylvania Marcellus well in Greene County where flowing pressure can drop by 1,700 psi over the first month of production, the company believes that the pressure data provides a positive indication for production volumes and an estimated ultimate recovery (EUR).

CONSOL Energy recently cemented the casing on the 6,100 foot dry Utica Shale GH9 well, which is located on fee acreage in Central Greene County, Pennsylvania. The GH9 well is scheduled for hydraulic fracturing in the fourth quarter of 2015, and the company expects the well to be turned-in-line in the first quarter of 2016.

The tables below summarize the quarterly comparison of key metrics for the E&P Division:

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	September 30, 2015	September 30, 2014	June 30, 2015
Sales - Gas	$137.7	$189.8	$135.1
Realized Hedging Impact - Gas	44.5	21.4	42.3
Sales - Oil	1.7	2.7	1.2
Sales - NGLs	7.6	31.9	15.0
Sales - Condensate	10.8	12.0	8.7
Total Sales Revenue ($ MM)	$202.3	$257.8	$202.3

Net Income (Loss) ($ MM)	$30.3	$24.4	$(540.1)
Net Cash Provided By Operating Activities ($ MM)	$236.9	$207.0	$297.9
Total Period Production (Bcfe)	86.1	64.9	75.5
Average Daily Production (MMcfe)	935.6	705.6	829.6
Capital Expenditures ($ MM)	$209.6	$281.6	$289.2

CONSOL's E&P Division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	September 30, 2015	September 30, 2014	% Increase/(Decrease)	June 30, 2015	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	38.1	27.0	41.1%	33.6	13.4%
Utica Sales Volumes (Bcf)	10.2	4.3	137.2%	7.1	43.7%
CBM Sales Volumes (Bcf)	18.5	20.0	(7.5)%	18.8	(1.6)%
Other Sales Volumes (Bcf)	7.2	7.3	(1.4)%	6.9	4.3%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	9.6	5.3	81.1%	7.2	33.3%
Oil Sales Volumes (Bcfe)	0.2	0.2	—%	0.2	—%
Condensate Sales Volumes (Bcfe)	2.3	0.8	187.5%	1.7	35.3%

TOTAL	86.1	64.9	32.7%	75.5	14.0%
Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

Liquids production of 12.1 Bcfe, as a percentage of the total of 86.1 Bcfe, was approximately 14% in the just-ended quarter.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	September 30, 2015	September 30, 2014	June 30, 2015
Average Sales Price - Gas	$1.86	$3.24	$2.03
Realized Hedging Impact - Gas	$0.60	$0.36	$0.64
Average Sales Price - Oil*	$9.03	$15.02	$7.69
Average Sales Price - NGLs*	$0.80	$6.00	$2.08
Average Sales Price - Condensate*	$4.64	$14.66	$5.21

Average Sales Price - Total Company	$2.35	$3.97	$2.68
Costs - Production
Lifting	$0.31	$0.46	$0.34
Ad Valorem, Severance and Other Taxes	0.10	0.13	0.09
DD&A	0.93	1.13	1.03
Total Production Costs	$1.34	$1.72	$1.46
Costs - Gathering
Transportation	$0.79	$0.62	$0.83
Operating Costs	0.29	0.43	0.32
DD&A	0.09	0.13	0.11
Total Gathering Costs	$1.17	$1.18	$1.26

Gas Direct Administrative Selling & Other	$0.12	$0.22	$0.18

Total Costs	$2.63	$3.12	$2.90

Margin	$(0.28)	$0.85	$(0.22)
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: Costs - The line item "Gas Direct Administrative Selling & Other" excludes general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due to the continued decline in commodity prices.

The average sales price of $2.35 per Mcfe, when combined with unit costs of $2.63 per Mcfe, resulted in a margin of ($0.28) per Mcfe. This was a decrease when compared to the year-earlier quarter even though the improvements in unit costs partially offset the decline in price realizations.

All-in unit costs in the Marcellus Shale were $2.57 per Mcfe in the just-ended quarter, or a decrease of $0.12 from the $2.69 per Mcfe in the year-earlier quarter. The decrease in unit costs was primarily related to the 46% increase in total Marcellus sales volumes, including liquids, during the just-ended quarter, compared to the year-earlier quarter.

During the quarter, transportation costs were $0.79 per Mcfe, or an increase of $0.17 from the year-earlier quarter. The increase was primarily related to additional processing and gathering fees associated with increased liquids volumes.

E&P Marketing, Transportation, and Processing Update:
For the third quarter of 2015, CONSOL's average sales price for natural gas, natural gas liquids, oil, and condensate was $2.35 per Mcfe. CONSOL's average price for natural gas was $1.86 per Mcf for the quarter and, including hedging, was $2.46 per Mcf. During the third quarter, CONSOL produced NGL, oil, and condensate volumes of 12.1 Bcfe, or 14% of the company's total gas equivalent volumes. These liquids volumes were nearly double those of the year-earlier quarter, which then comprised 10% of the company's total gas equivalent volumes. The average realized price for all liquids for the third quarter of 2015 was $9.99 per barrel.

The company currently has a total of 1.2 Bcf per day of available firm transportation capacity. This is composed of 0.9 Bcf per day of firm capacity on existing pipelines and an additional 0.3 Bcf per day of long-term firm sales with major customers having their own firm capacity. Additionally, CONSOL has contracted volumes of approximately 0.6 Bcf per day on several pipeline projects that will be completed over the next several years. Even with the future expiration of certain transportation contracts, the company's effective firm transportation capacity will increase to approximately 1.6 Bcf per day. The average demand cost for the existing firm capacity is approximately $0.28 per MMBtu. The average demand cost for the existing and committed firm capacity is approximately $0.33 per MMBtu.

In addition to firm transportation capacity, CONSOL has developed a processing portfolio to support the projected volumes from its wet production areas. The company has agreements in place to support the processing of approximately 0.4 Bcf per day of gross natural gas volumes.

Coal Division Results:

Coal Division Third Quarter Summary:
During the third quarter of 2015, Pennsylvania Operations total unit costs were $40.38 per ton, compared to $47.06 per ton in the year-earlier quarter, despite production declining by approximately 9% over the same period. Cost performance was driven by improved longwall operations, better geological conditions, an optimized workforce, and a continued focus on zero-based budgeting. As previously announced, to better align production to contracted sales to preserve margins, the Pennsylvania Operations moved to a four-day work week in the second quarter of 2015, compared to a normal five-day per week schedule. The company expects this schedule to continue through the remainder of 2015.

During the quarter, Virginia Operations continued to optimize its cost structure with total unit costs being lower at $53.83 per ton, compared to $61.21 per ton in the year-earlier quarter. Better utilization from previously completed efficiency projects, optimized shift schedules, and reduced travel time to the face of the longwall continued to benefit cost performance. As discussed in the previous quarter, these continued cost improvements were slightly offset, as expected, due to a planned longwall move and scheduled outage to perform a maintenance upgrade in the quarter.

During the quarter, CONSOL's active coal operations generated $142 million of cash before capital expenditures.

COAL DIVISION RESULTS BY SEGMENT - Quarter-To-Quarter Comparison

	PA Ops	PA Ops	VA Ops	VA Ops	Other	Other
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014	2015	2014

Beginning Inventory (millions of tons)	0.3	0.1	0.1	0.2	0.2	0.1
Coal Production (millions of tons)	5.8	6.4	1.0	0.9	0.5	0.5
Ending Inventory (millions of tons)	0.5	0.3	0.1	0.1	0.2	0.1
Sales - Company Produced (millions of tons)	5.7	6.2	0.9	1.0	0.6	0.6

Sales Per Ton	$56.99	$61.35	$51.82	$70.57	$57.36	$58.27

Total Production Costs	$40.38	$47.06	$53.83	$61.21	$56.49	$61.28

Average Margin Per Ton Sold	$16.61	$14.29	$(2.01)	$9.36	$0.87	$(3.01)
Addback: DD&A Per Ton	$6.88	$6.61	$9.10	$10.94	$3.01	$3.15
Average Margin Per Ton, before DD&A	$23.49	$20.90	$7.09	$20.30	$3.88	$0.14
Cash Flow before Cap. Ex and DD&A ($MM)	$134	$130	$6	$20	$2	$—
The Pennsylvania Operations include Bailey, Enlow Fork, and Harvey mines. The Virginia Operations include the Buchanan Mine. Other includes the Miller Creek Complex. Total Operating Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses, gas well plugging costs, subsidence costs, permitting and compliance, asset retirement obligations and charges for pension, retiree medical and other employee related long-term liabilities. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the Pennsylvanian Operations, Virginia Operations, and Other coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

Coal Marketing Update:
In the third quarter of 2015, CONSOL's Coal Division sold 7.2 million tons, which was slightly above the previous quarter’s guidance range of 6.6 - 7.1 million tons.

Pennsylvania Operations:
In the third quarter of 2015, the Pennsylvania Operations sold 5.7 million tons, which exceeded previous quarter's guidance of 5.4-5.6 million tons.

The current thermal coal market remains extremely challenged due to low natural gas prices, tepid economic growth, and regulatory uncertainty. Despite these challenges, during the third quarter, CONSOL made substantial strategic and tactical progress through securing additional thermal coal commitments.

Strategically, CONSOL’s Pennsylvania Operations increased its 2016 sold position to 19.3 million tons, or approximately 74% of the total estimated sales tons based on the midpoint of the guidance range. Also, CONSOL's Pennsylvania Operations sold positions for 2017 and 2018 increased to approximately 45% and 41%, respectively. Cumulatively, these multi-year commitments allow the Pennsylvania Operations to efficiently operate at an expected five-day per week work schedule, which also provides economies of scale to lower unit costs. The structure of these multi-year commitments price coal in 2016 but also allow for higher prices in 2017, and beyond, when markets are expected to strengthen. Domestic thermal coal prices are in contango, which ties to a few contracts that have prices locked in for 2017 and 2018.

Tactically, continuing into the fourth quarter, CONSOL is positioned to selectively capture additional power plants across the eastern U.S., as well as spot sales, both domestic and international. CONSOL expects that these incremental sales will increase the 2016 sold position to over 90% by year-end. As CONSOL continues to secure market share, and as overall U.S. coal demand declines, the company expects the idling of coal mines across a number of basins. This supply response will allow CONSOL to selectively layer-in additional incremental sales for 2016, and beyond.

Virginia Operations:
In the third quarter of 2015, CONSOL sold 0.9 million tons of its Buchanan low-vol coal, which was in-line with previous quarter's guidance of 0.8-1.0 million tons. Despite the continued degradation across the domestic and international metallurgical markets, Buchanan’s low cost position allows it to compete in a challenging environment. Also during the quarter, CONSOL contracted for 0.9 million additional tons for 2015 and expects to capture ongoing opportunities throughout the year. CONSOL has been successful developing new markets both domestically and in the Atlantic Basin.

Other:
In the third quarter, CONSOL sold 0.6 million tons of Miller Creek coal, which is flat compared to the year-earlier quarter.

E&P Division Guidance:
CONSOL expects fourth quarter 2015 gas production to be approximately 92-97 Bcfe, which would result in annual 2015 production guidance between 325-330 Bcfe, or 39% growth compared to 2014 total production. CONSOL Energy expects 2016 annual gas production to grow by approximately 20%.

Total hedged natural gas production in the 2015 fourth quarter is 63.3 Bcf. The annual gas hedge position is shown in the table below:

E&P DIVISION GUIDANCE

	2015	2016
Total Yearly Production (Bcfe)	325-330	~20%
Volumes Hedged (Bcf), as of 10/09/15	173.5*	224.0
* Includes 2015 actual settlements of 110.1 Bcf.

CONSOL Energy’s hedged gas volumes include a combination of NYMEX financial hedges and index financial hedges (NYMEX plus basis). In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy’s gas hedge position is shown in the table below.

GAS HEDGES

	Q4 2015	2015	2016
Total NYMEX + Basis* (Bcf)	43.1	123.6	182.9
Average Hedge Price ($/Mcf)	$3.42	$3.62	$3.30

NYMEX Only Hedges Exposed to Basis (Bcf)	20.2	49.9	41.1
Average Hedge Price ($/Mcf)	$3.50	$3.75	$3.58

Total % Volumes Hedged	67%	53%	57%
Total % Volumes with NYMEX and Basis Hedged	46%	38%	47%
Total % Volumes with NYMEX Only Hedges Exposed to Basis	21%	15%	10%
* Includes physical sales with fixed basis in Q4 2015, 2015, and 2016 of 18.1 Bcf, 50.0 Bcf, and 43.8 Bcf, respectively.
Note: % of volumes hedged is based off of the midpoint of estimated total production guidance for each respective period.

During the third quarter of 2015, CONSOL Energy added 34 Bcf in gas NYMEX hedges for the second half of 2015 and an additional 114 Bcf of NYMEX hedges for 2016. In addition, to help mitigate basis exposure on NYMEX hedges, in the third quarter, CONSOL added 15.7 Bcf and 67.6 Bcf of basis hedges for the second half of 2015 and full-year 2016, respectively.

Coal Division Guidance:
For full year 2016, Pennsylvania Operations sales guidance is higher, compared to 2015, resulting from an increased committed position. CONSOL expects Pennsylvania Operations total unit costs to increase slightly in the fourth quarter of 2015, compared to the third quarter. However, for full year 2015, CONSOL continues to expect average total unit costs, including DD&A, to be between $40-$43 per ton.

In the Virginia Operations, CONSOL continues to expect 2015 total unit costs to be between $50-$55 per ton.

In the Other Operations (Miller Creek), CONSOL continues to expect 2015 total unit costs to be between $50-$55 per ton.

Also, CONSOL expects maintenance of production capital expenditures of $5 per ton moving forward.

COAL DIVISION GUIDANCE

The following table describes the forecasted contracted position (in millions of tons) for the years ending December 31, 2015 and 2016 as of October 26, 2015:

	2015	2016
Est. Total Coal Sales	28.9 - 29.9	30.6 - 33.4
Committed	28.6	20.2
Estimated Price (committed tons)	$57.00 - $59.00	$50.00 - $55.00
Est. PA Operations Sales	23.0 - 23.5	25.0 - 27.0
Committed	22.7	18.9
Est. VA Operations Sales	3.9 - 4.2	3.7 - 4.2
Committed	3.8	0.6
Est. Other Sales	2.0 - 2.2	1.9 - 2.2
Committed	2.1	0.7
Refer to note at the end of the press release for additional disclosures.

Liquidity:
As of September 30, 2015, CONSOL Energy had $854.5 million in total liquidity, which is comprised of $80.0 million of cash and $774.5 million available to be borrowed under its $2.0 billion bank facility. In addition, CONSOL holds 12.7 million CNX Coal Resources LP ("CNXC") limited partnership units with a current market value of approximately $159 million and 19.1 million CONE Midstream Partners LP ("CNNX") limited partnership units with a current market value of approximately $181 million, as of October 23, 2015.

"We are comfortable with our current liquidity position and expect it to improve materially with additional asset sales," commented David Khani, CFO. "We are already starting to see our liquidity improve, and when you adjust for the term loan that was in place as a back-stop for the CNXC IPO, our liquidity improved meaningfully in the third quarter, compared to the second quarter of 2015."

As of September 30, 2015, due to the company generating free cash flow during the quarter, CONSOL Energy’s leverage ratio decreased to 3.8x, when compared to the previous quarter's leverage of 3.9x.

About
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2014, CONSOL Energy reported 6.8 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBITDA or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	September 30
	2015	2014
Net Income (Loss)	$125,470	$(1,645)

Add: Interest Expense	48,558	55,397
Less: Interest Income	(361)	(527)
Add: Income Taxes	58,143	(1,388)
Add: Depreciation, Depletion & Amortization	152,989	148,673

Earnings Before Interest, Taxes and DD&A (EBITDA)	384,799	200,510

Adjustments:
OPEB Plan Changes	(100,947)	—
Unrealized Gain on Commodity Derivative Instruments	(99,138)	—
Gain on Sale of Western Allegheny Energy	(48,468)	—
Severance Expense	7,683	—
Pension Settlement	3,132	4,785
Loss on Debt Extinguishment	—	20,990
Long-Term Liability Plan Changes	—	10,100
Total Pre-tax Adjustments	(237,738)	35,875

Adjusted EBITDA	$147,061	$236,385

Less: Noncontrolling Interest*	(11,092)	—

Adjusted EBITDA Attributable to CONSOL Energy Shareholders	$135,969	$236,385
Note: Income tax effect of Total Pre-tax Adjustments was ($54,680) and ($14,038) for the three months ended September 30, 2015 and September 30, 2014, respectively. Adjusted net income attributable to CONSOL Energy shareholders for the three months ended September 30, 2015 is calculated as GAAP net income of $118,980 less total pre-tax adjustments of $237,738, plus the tax benefit of $54,680 equals the adjusted net loss attributable to CONSOL Energy shareholders of $64,078. EBITDA attributable to CONSOL Energy shareholders of $373,707 equals EBITDA of $384,799 less Noncontrolling interest of $11,092.

*Equals Net Income Attributable to Noncontrolling Interest of $6,490 plus $4,602 of Interest, Taxes, and DD&A related to the Noncontrolling Interest.

Coal Division Guidance
Note: Committed tons are tons that are both committed to be purchased and priced. Committed tons exclude collared tons and tons that are sold but not yet priced. There are no collared tons in 2015. Collared tons in 2016 are 0.4 million tons, with a ceiling of $62.00 per ton and a floor of $57.00 per ton. Contracts with certain customers permit the customer to carry a portion of their contracted tons into the following year and/or to take gas instead of coal. For purposes of this table, the estimated price of each committed contract includes the base price stated in the contract and an estimate of the future adjustments to the contracted base price as set forth in such contract. The adjustment mechanisms reflect (i) variances in the quality characteristics of coal delivered to the customer beyond threshold quality characteristics specified in the applicable sales contract, (ii) the actual calorific value of coal delivered to the customer, and/or (iii) changes in electric power prices in the markets in which our customers operate, as adjusted for any factors set forth in the applicable contract. Each customer contract is different and not all contracts contain adjustments described in the preceding sentence. The estimated prices set forth in the table above were based in part on certain assumptions made by management. With respect to clause (i) quality characteristics, we based our assumption on our average monthly estimated quality numbers generated with our production forecast, created using pre-mining geology and analytical work, to determine the likely penalties and premiums associated with each contract using the average mine quality for tons estimated to be shipped during the time period. With respect to clause (ii) actual calorific value, we based our assumption on our average monthly estimated quality numbers generated with our production forecast, created using pre-mining geology and analytical work, to determine the likely penalties and premiums associated with each contract using the average mine quality for tons estimated to be shipped during the time period. With respect to clause (iii), the electric power price-related adjustments, if any, result only in positive monthly adjustments to the contracted base price that we receive for our coal. These adjustments to contracted base prices were estimated using publicly available regional power generation information applicable to the markets in which our customers operate and other internally estimated information regarding contract specific factors that impact pricing. The key assumptions used for the estimated electric power price-related adjustments were derived using PJM Western Hub Day-Ahead Calendar Month (Peak and Off-Peak) prices adjusted using management's judgment and historical results. These derived assumptions were held constant in 2015 and 2016. While management considers the expectations and assumptions regarding estimated prices, including with respect to estimated electric power price-related adjustments, to be reasonable, they are inherently subject to business, economic, competitive, regulatory, and other risks and uncertainties, most of which are beyond our control.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; foreign currency fluctuations affecting the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal ; the risks inherent in gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining operations; obtaining and renewing governmental permits and approvals for our natural gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Exchange Act; increased exposure to employee-related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas and oil reserves, which if not replaced, will cause our gas and oil reserves and production to decline; acquisitions that we recently completed or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and asset monetization transactions, including sales of additional interests in our thermal coal or other assets to CNX Coal Resources LP and divestitures to third parties we anticipate may not occur or produce anticipated proceeds; the terms of our existing joint ventures restrict flexibility, actions taken by the other party in our gas joint ventures may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these joint ventures;  risks associated with our debt; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows;  information theft, data corruption and/or financial loss resulting from a terrorist attack or cyber incident;  operating in a single geographic area;  and other factors discussed in the 2014 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. We caution you that the SEC views such estimates as inherently unreliable and these estimates may be misleading to investors unless the investor is an expert in the natural gas industry These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

Contacts:
Investor: Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Revenues and Other Income:	2015	2014	2015	2014
Natural Gas, NGLs and Oil Sales	$202,007	$257,358	$658,498	$753,399
Unrealized Gain on Commodity Derivative Instruments	99,137	—	134,205	—
Coal Sales	403,602	483,960	1,314,748	1,554,939
Other Outside Sales	5,129	73,673	24,596	213,047
Production Royalty Interests and Purchased Gas Sales	14,080	18,815	39,423	68,773
Freight-Outside Coal	3,219	2,497	13,995	22,551
Miscellaneous Other Income	38,640	40,784	112,400	165,815
Gain on Sale of Assets	48,124	7,529	54,604	12,615
Total Revenue and Other Income	813,938	884,616	2,352,469	2,791,139
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	26,454	30,005	83,385	85,622
Transportation, Gathering and Compression	92,606	68,234	258,329	179,813
Production, Ad Valorem, and Other Fees	8,475	8,486	24,605	28,817
Direct Administrative and Selling	10,711	14,060	38,630	39,216
Depreciation, Depletion and Amortization	89,742	82,538	262,356	225,766
Exploration and Production Related Other Costs	3,332	8,045	7,694	15,765
Production Royalty Interests and Purchased Gas Costs	10,989	15,751	30,751	58,518
Other Corporate Expenses	26,986	13,700	66,633	60,876
Impairment of Exploration and Production Properties	—	—	828,905	—
General and Administrative	12,513	14,874	42,086	47,755
Total Exploration and Production Costs	281,808	255,693	1,643,374	742,148
Coal Costs
Operating and Other Costs	173,178	344,992	756,045	1,033,088
Royalties and Production Taxes	19,101	23,306	63,474	77,397
Direct Administrative and Selling	8,225	10,682	26,192	34,354
Depreciation, Depletion and Amortization	63,242	65,640	195,707	188,405
Freight Expense	3,219	2,497	13,995	22,551
General and Administrative Costs	7,477	10,639	21,786	34,005
Other Corporate Expenses	10,680	10,113	32,863	41,444
Total Coal Costs	285,122	467,869	1,110,062	1,431,244
Other Costs
Miscellaneous Operating Expense	14,832	86,993	39,268	246,355
General and Administrative Costs	—	220	—	651
Depreciation, Depletion and Amortization	5	487	17	1,509
Loss on Debt Extinguishment	—	20,990	67,751	95,267
Interest Expense	48,558	55,397	150,187	170,539
Total Other Costs	63,395	164,087	257,223	514,321
Total Costs And Expenses	630,325	887,649	3,010,659	2,687,713
Earnings (Loss) Before Income Tax	183,613	(3,033)	(658,190)	103,426
Income Taxes	58,143	(1,388)	(259,389)	8,315
Income (Loss) From Continuing Operations	125,470	(1,645)	(398,801)	95,111
Loss From Discontinued Operations, net	—	—	—	(5,687)
Net Income (Loss)	125,470	(1,645)	(398,801)	89,424
Less: Net Income Attributable to Noncontrolling Interest	6,490	—	6,490	—
Net Income (Loss) Attributable to CONSOL Energy Shareholders	$118,980	$(1,645)	$(405,291)	$89,424

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Earnings Per Share	2015	2014	2015	2014
Basic
Income (Loss) from Continuing Operations	$0.52	$(0.01)	$(1.77)	$0.41
Loss from Discontinued Operations	—	—	—	(0.02)
Total Basic Earnings (Loss) Per Share	$0.52	$(0.01)	$(1.77)	$0.39
Dilutive
Income (Loss) from Continuing Operations	$0.52	$(0.01)	$(1.77)	$0.41
Loss from Discontinued Operations	—	—	—	(0.02)
Total Dilutive Earnings (Loss) Per Share	$0.52	$(0.01)	$(1.77)	$0.39

Dividends Paid Per Share	$0.01	$0.0625	$0.135	$0.1875

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
(Unaudited)	2015	2014	2015	2014
Net Income (Loss)	$125,470	$(1,645)	$(398,801)	$89,424
Other Comprehensive (Loss) Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $29,720, ($107,383), $24,935, ($108,154))	(49,353)	184,154	(40,036)	185,475
Net Increase (Decrease) in the Value of Cash Flow Hedges (Net of tax: $-, ($25,722), $-, $13,161)	—	39,151	—	(20,032)
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $11,807, $12,084, $35,123, ($5,509))	(20,602)	(19,510)	(60,720)	3,754

Other Comprehensive (Loss) Income	(69,955)	203,795	(100,756)	169,197

Comprehensive Income (Loss)	55,515	202,150	(499,557)	258,621

Less: Comprehensive Income Attributable to Noncontrolling Interest	6,490	—	6,490	—

Comprehensive Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$49,025	$202,150	$(506,047)	$258,621

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	September 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$83,019	$176,989
Accounts and Notes Receivable:
Trade	237,896	259,817
Other Receivables	139,840	347,146
Inventories	112,950	101,873
Deferred Income Taxes	78,501	66,569
Recoverable Income Taxes	64,693	20,401
Prepaid Expenses	253,562	193,555
Total Current Assets	970,461	1,166,350
Property, Plant and Equipment:
Property, Plant and Equipment	15,533,716	14,674,777
Less—Accumulated Depreciation, Depletion and Amortization	5,774,736	4,512,305
Total Property, Plant and Equipment—Net	9,758,980	10,162,472
Other Assets:
Investment in Affiliates	210,092	152,958
Other	245,833	277,750
Total Other Assets	455,925	430,708
TOTAL ASSETS	$11,185,366	$11,759,530

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	September 30, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$331,958	$531,973
Current Portion of Long-Term Debt	12,413	13,016
Short-Term Notes Payable	945,000	—
Other Accrued Liabilities	578,332	602,972
Total Current Liabilities	1,867,703	1,147,961
Long-Term Debt:
Long-Term Debt	2,739,291	3,236,422
Capital Lease Obligations	37,387	39,456
Total Long-Term Debt	2,776,678	3,275,878
Deferred Credits and Other Liabilities:
Deferred Income Taxes	69,947	325,592
Postretirement Benefits Other Than Pensions	632,049	703,680
Pneumoconiosis Benefits	118,532	116,941
Mine Closing	300,883	306,789
Gas Well Closing	183,423	175,369
Workers’ Compensation	75,714	75,947
Salary Retirement	90,459	109,956
Reclamation	34,088	33,788
Other	148,040	158,171
Total Deferred Credits and Other Liabilities	1,653,135	2,006,233
TOTAL LIABILITIES	6,297,516	6,430,072
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,053,634 Issued and Outstanding at September 30, 2015; 230,265,463 Issued and Outstanding at December 31, 2014	2,294	2,306
Capital in Excess of Par Value	2,430,834	2,424,102
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,551,721	3,054,150
Accumulated Other Comprehensive Loss	(251,856)	(151,100)
Total CONSOL Energy Inc. Stockholders’ Equity	4,732,993	5,329,458
Noncontrolling Interest	154,857	—
TOTAL EQUITY	4,887,850	5,329,458
TOTAL LIABILITIES AND EQUITY	$11,185,366	$11,759,530

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2014	$2,306	$2,424,102	$3,054,150	$(151,100)	$5,329,458	$—	$5,329,458
(Unaudited)
Net (Loss) Income	—	—	(405,291)	—	(405,291)	6,490	(398,801)
Other Comprehensive Loss	—	—	—	(100,756)	(100,756)	—	(100,756)
Comprehensive (Loss) Income	—	—	(405,291)	(100,756)	(506,047)	6,490	(499,557)
Issuance of Common Stock	10	8,278	—	—	8,288	—	8,288
Retirement of Common Stock (2,213,100 shares)	(22)	(17,683)	(53,969)	—	(71,674)	—	(71,674)
Treasury Stock Activity	—	—	(12,178)	—	(12,178)	—	(12,178)
Tax Cost From Stock-Based Compensation	—	(3,699)	—	—	(3,699)	—	(3,699)
Amortization of Stock-Based Compensation Awards	—	19,836	—	—	19,836	—	19,836
Noncontrolling Interest,	—	—	—	—	—	148,367	148,367
Dividends ($0.1350 per share)	—	—	(30,991)	—	(30,991)	—	(30,991)
Balance at September 30, 2015	$2,294	$2,430,834	$2,551,721	$(251,856)	$4,732,993	$154,857	$4,887,850

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Operating Activities:	2015	2014	2015	2014
Net Income (Loss)	$125,470	$(1,645)	$(398,801)	$89,424
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Net Loss from Discontinued Operations	—	—	—	5,687
Depreciation, Depletion and Amortization	152,989	148,665	458,080	415,680
Impairment of Exploration and Production Properties	—	—	828,905	—
Non-Cash Other Post-Employment Benefits	(100,946)	(35,633)	(151,871)	(35,633)
Stock-Based Compensation	5,720	7,009	19,849	32,514
Gain on Sale of Assets	(48,124)	(7,529)	(54,604)	(12,615)
Loss on Debt Extinguishment	—	20,990	67,751	95,267
Unrealized Gain on Commodity Derivative Instruments	(99,137)	—	(134,205)	—
Deferred Income Taxes	31,409	(7,246)	(281,705)	6,540
Equity in Earnings of Affiliates	(15,588)	(16,965)	(38,838)	(38,477)
Return on Equity Investment	22,949	47,424	31,111	47,424
Changes in Operating Assets:
Accounts and Notes Receivable	(13,112)	(11,321)	77,272	(64,241)
Inventories	(1,256)	2,633	(11,077)	12,542
Prepaid Expenses	19,531	(21,351)	103,091	3,178
Changes in Other Assets	5,725	(27,766)	22,913	(14,339)
Changes in Operating Liabilities:
Accounts Payable	(25,774)	98,458	(123,376)	151,829
Accrued Interest	37,730	43,181	63,879	32,698
Other Operating Liabilities	23,463	41,761	(73,515)	116,474
Changes in Other Liabilities	(14,475)	780	(9,945)	10,703
Other	3,494	11,641	9,369	16,450
Net Cash Provided by Continuing Operations	110,068	293,086	404,283	871,105
Net Cash Used in Discontinued Operating Activities	—	(62)	—	(20,934)
Net Cash Provided by Operating Activities	110,068	293,024	404,283	850,171
Cash Flows from Investing Activities:
Capital Expenditures	(259,371)	(355,312)	(895,156)	(1,174,607)
Proceeds from Sales of Assets	76,113	8,061	83,044	141,136
Net Investments In Equity Affiliates	(26,463)	147,532	(70,224)	108,532
Net Cash Used in Investing Activities	(209,721)	(199,719)	(882,336)	(924,939)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(113,000)	—	945,000	(11,736)
Proceeds from (Payments on) Miscellaneous Borrowings	2,550	(1,002)	(1,562)	(4,169)
Payments on Long-Term Notes, including Redemption Premium	—	(257,068)	(1,263,719)	(1,819,005)
Net Proceeds from Revolver - MLP	180,000	—	180,000	—
Proceeds from Sale of MLP Interest	148,359	—	148,359	—
Payments on Securitization Facility	(38,669)	—	—	—
Proceeds from Issuance of Long-Term Notes	—	259,920	492,760	1,859,920
Tax Benefit from Stock-Based Compensation	10	65	208	2,478
Dividends Paid	(2,280)	(14,386)	(30,991)	(43,119)
Issuance of Common Stock	—	169	8,288	13,403
Purchases of Treasury Stock	—	—	(71,674)	—
Debt Issuance and Financing Fees	(4,329)	(2,833)	(22,586)	(24,861)
Net Cash Provided by (Used in) Financing Activities	172,641	(15,135)	384,083	(27,089)
Net Increase (Decrease) in Cash and Cash Equivalents	72,988	78,170	(93,970)	(101,857)
Cash and Cash Equivalents at Beginning of Period	10,031	147,393	176,989	327,420
Cash and Cash Equivalents at End of Period	$83,019	$225,563	$83,019	$225,563